EMPLOYMENT AGREEMENT

Bryan Hartin

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 10, 2012 (the “Effective Date”), by and between Iridium Communications, Inc., (the “Company,” and together with its subsidiaries, the “Company Group”), and Bryan Hartin (“Executive”) and, together with the Company, the “Parties”).

WHEREAS, the Company desires to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement;

WHEREAS, Executive desires to be employed on the terms hereinafter set forth in this Agreement; and

WHEREAS, Executive acknowledges that (i) Executive’s employment with the Company will provide Executive with trade secrets of, and confidential information concerning, the Company Group; and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.         At-Will Employment.  Executive will be employed by the Company on an at-will basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause or advanced notice.  Executive’s rights to compensation following a termination of employment will be only as set forth in Section 8 below.

2.         Position and Duties.  Executive will serve as the Company’s Executive Vice President, Sales and Marketing.  Executive will perform  duties customary to such position, and as reasonably assigned to him, from time to time, by the Company’s Chief Executive Officer (the “CEO”), to whom Executive will report.  Executive will devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly; provided, that nothing herein will preclude Executive from (i) with the prior written consent of the CEO, serving on the board of directors of other for-profit companies that do not compete with the Company Group, (ii) serving on civic or charitable boards or committees, and (iii) managing personal investments, so long as all such activities described in (i) through (iii) herein do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3.         Cash Compensation.

(a)        Base Salary.  Executive’s initial base salary under this Agreement will be earned at an annualized rate of $300,000.00 (or $12,500 on a semi-monthly basis) (the “Base Salary”), less standard payroll deductions and withholdings.  Executive will be paid in accordance with Company practice and policy.  Executive’s Base Salary will be reviewed and adjusted from time to time by the Board or a duly authorized committee.

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(b)       Retention Bonuses.  Executive is eligible for a retention bonus of $50,000, less standard payroll deductions and withholdings, based on his continuous performance of services to the Company for thirty (30) days following the Effective Date of this Agreement, paid on December 31, 2012.  If Executive’s employment with the Company ends for any reason prior to the thirtieth day, Executive is not eligible for the $50,000 retention bonus, or any prorated portion thereof.  Executive is eligible for an additional retention bonus of $25,000, less standard payroll deductions and withholdings, based on his continuous performance of services to the Company for one (1) year following the Effective Date of this Agreement, paid on December 31, 2013.  If Executive’s employment with the Company ends for any reason prior to the one year anniversary of the Effective Date, Executive is not eligible for the $25,000 retention bonus, or any prorated portion thereof.

(c)        Annual Bonus.  Subject to the achievement of the applicable performance goals determined by the Company and Executive’s continued service through the bonus payment date, Executive will be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to sixty percent (60%) of the Base Salary (the “Target Bonus”).  If Executive leaves the employ of the Company prior to payment of any Annual Bonus, he is not eligible for an annual bonus, prorated or otherwise, except as expressly contemplated in Section 8 below. The Annual Bonus earned for any given year will be paid to Executive on the date on which annual bonuses are paid to all other senior executives of the Company, but in no event later than March 15 of the year following the year in which Executive’s right to the Annual Bonus is no longer subject to a substantial risk of forfeiture, so as to comply with Treasury Regulation Section 1.409A-1(b)(4).

(d)       Stock Option.  Subject to approval of the Board or a duly authorized committee thereof, Employee will be issued an option to purchase 135,000 shares of the Company’s common stock pursuant and subject to the Company’s 2012 Equity Incentive Plan (“Plan”) and the Company’s standard form of Stock Option Agreement (“Stock Agreement”) between the Executive and the Company (the “Option”).  Subject to the approval of the Board (or the committee), the Option will vest and become exercisable according to the following schedule: 25% will vest as of one year from the date of issuance, and the remaining 75% of the shares will then vest in equal installments at the end of each quarter thereafter over the following three years, subject to continuous employment (as defined in the Plan) with the Company on such dates.  Executive will not be eligible for an additional equity incentive grant until the 2014 calendar year.

4.         Company Policies and Benefits.  The employment relationship between the parties will also be subject to the Company Group’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company Group’s sole discretion.  Executive will be eligible to participate in the employee benefit plans of the Company Group on a basis no less favorable than such benefits are provided by the Company Group from time to time to the Company Group’s other senior executives.  All matters of eligibility for coverage or benefits under any benefit plan will be determined in accordance with the provisions of such plan or program.  The Company Group reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company Group’s general employment policies or practices, this Agreement will control.

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5.         Vacation.  Executive will be eligible to accrue up to four (4) weeks paid vacation during each year, administered in accordance with the Company Group’s vacation policy.  Executive will also be entitled to all paid holidays and personal days given by the Company Group to its senior executives, administered in accordance with the Company Group’s holiday and personal days policies.

6.         Expense Reimbursement.  Executive will be eligible to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company Group) in performing services hereunder. For the avoidance of doubt, to the extent that any reimbursements (including any taxable benefits reimbursements) are subject to the provisions of Section 409A of the Code: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

7.         Indemnification; D&O Coverage.  The Company Group, and its successors and/or assigns, will indemnify and defend Executive to the fullest extent permitted by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of any member of the Company Group.  In addition, Executive will be covered as an insured in respect of Executive’s activities as an officer and director of any member of the Company Group by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies.  The Company Group’s indemnification obligations hereunder will remain in effect following the Executive’s termination of employment with the Company Group.

8.         Termination of Employment.  Executive’s employment may be terminated under the following circumstances:

(a)        Death.  Executive’s employment will terminate upon Executive’s death.  Upon any such termination, Executive’s estate will be entitled to receive his Base Salary through the date of termination (the “Accrued Salary”) and (B) any other earned but unpaid wages (together, the “Accrued Amounts”).  The Accrued Amounts will be timely paid following the date of termination in accordance with applicable laws.  All other benefits, if any, due to Executive’s estate following Executive’s termination due to death will be determined in accordance with the plans, policies and practices of the Company Group; provided, that Executive’s estate will not be entitled to any payments or benefits under any severance plan, policy or program of the Company Group.  Executive’s estate will not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

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(b)       Disability.  The Company may terminate Executive’s employment for Disability.  “Disability” will mean Executive’s inability, due to physical or mental incapacity, to perform his duties under this Agreement with substantially the same level of quality as immediately prior to such incapacity for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive six (6) month period.  This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled, and (ii) agrees to furnish such medical information as may be reasonably requested.  Upon any such termination, Executive will be entitled to receive payment of the Accrued Amounts.  All other benefits, if any, due to Executive following Executive’s termination by the Company for Disability will be determined in accordance with the plans, policies and practices of the Company Group; provided, that Executive will not be entitled to any payments or benefits under any severance plan, policy or program of the Company Group.  Executive will not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(c)        Termination for Cause; Voluntary Termination.  At any time, (i) the Company may terminate Executive’s employment for “Cause” (as defined below) by Notice of Termination (as defined in Section 8(e)) specifying the grounds for Cause in reasonable detail, and (ii) Executive may terminate Executive’s employment “voluntarily” (that is, other than by death, Disability or for Good Reason, in accordance with Section 8(a), 8(b) or 8(d), respectively); provided, that Executive will be required to give at least thirty (30) days advance written notice to the Company of such termination.  “Cause” will mean Executive’s:  (A) material breach of this Agreement, including the willful failure to substantially perform his duties hereunder; (B) willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, not inconsistent with the terms of this Agreement; (C) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of guilty or no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (D) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities hereunder; (E) breach of any written policies or procedures of the Company Group that are applicable to Executive and that have previously been provided to Executive, which breach causes or is reasonably expected to cause material economic harm to any member of the Company Group; or (F) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company or any of its affiliates (or any of their respective predecessors or successors), which, for the avoidance of doubt, will not include any good faith disputes regarding immaterial amounts that relate to Executive’s expense account, reimbursement claims or other de minimis matters; provided, however, that in the case of (A), (B) or (E) above, if any such breach or failure is curable, Executive fails to cure such breach or failure to the reasonable satisfaction of the Board within fifteen (15) days of the date the Company delivers written notice of such breach or failure to Executive.  For purposes of this Agreement, no act or failure to act by Executive will be considered “willful” unless such act is done or failed to be done intentionally and in bad faith.

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Upon the termination of Executive’s employment pursuant to this Section 8(c), Executive will be entitled to receive payment of the Accrued Amounts.  All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 8(c) will be determined in accordance with the plans, policies and practices of the Company Group; provided, that Executive will not be entitled to any payments or benefits under any severance plan, policy or program of the Company Group.  Executive will not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(d)       Termination for Good Reason or Without Cause.  At any time, (i) Executive may terminate Executive’s employment for “Good Reason” (as defined below), provided the Company has not previously notified him of its intent to terminate his employment for Cause and (ii) the Company may terminate Executive’s employment without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 8(a), 8(b) or 8(c), respectively).  “Good Reason” will mean the occurrence, without Executive’s prior written consent, of any of the following events:  (A) a material reduction in the nature or scope of Executive’s responsibilities, duties and/or authority; provided, that a change in job position (including a change in title) will not be deemed a “material reduction” in and of itself unless Executive’s responsibilities, duties and/or or authority are materially reduced; (B) a material reduction in Executive’s then-current Base Salary, which the Company and Executive agree is at least 10% of Executive’s then-current Base Salary; provided, that a reduction in Base Salary will not be “Good Reason” to the extent that the salary reduction is made as part of a broader salary reduction program of the Company Group affecting a majority of similarly situated employees; (C) a material reduction in the responsibilities, duties and/or authority of the supervisor to whom Executive is required to report; (D) the relocation of Executive’s primary office to a location that increases Executive’s one-way commute by more than sixty (60) miles; or (E) any other material breach by the Company of a material term of this Agreement, including but not limited to a breach of Section 10(d)(iii) by failing to cause any successor to the Company to expressly assume and agree to perform in all material respects this Agreement; provided, that any such event described in (A) through (E) above will not constitute Good Reason unless Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after the initial existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the receipt of such Notice of Termination for Good Reason the Company has failed to reasonably cure the circumstances giving rise to Good Reason, and Executive resigns from all positions he then-holds with the Company Group effective not later than six (6) months following the initial existence of the circumstances giving rise to Good Reason.

Upon the termination of Executive’s employment hereunder pursuant to this Section 8(d), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), Executive will receive (A) the Accrued Amounts, and, (B) subject to Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company Group substantially in the form attached hereto as Exhibit A (the “Release”) within the sixty (60) day period following the date of Executive’s Separation From Service, the following severance benefits (collectively, the “Severance Benefits”):

(i)         an amount equal to 12 months of Executive’s then-current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, paid in equal installments on the Company’s normal payroll schedule over the 12 month period immediately following the date of Separation From Service (the “Severance Period”), except as set forth below (the “Salary Continuation”).

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(ii)        an amount equal to the Annual Bonus for the year of his Separation from Service that Executive would have earned (had Executive remain employed through the payment date), based on actual achievement of the designated performance metrics, pro-rated based on the number of days served in the year of termination, unless such Separation From Service occurs on or within twelve (12) months after a Change in Control, in which case the payment under this clause (ii) will not be pro-rated, in either case, paid in equal installments on the Company’s normal payroll schedule over the remainder of the Severance Period from and after the date the Company determines (as part of its determination for all bonus eligible employees) actual performance and the amount of bonus that would have been earned based on such performance (which determination date will be not later than March 15 of the year following the year of performance);

(iii)       if Executive is participating in the Company’s employee group health insurance plans on the date of Separation From Service and subject to Executive making a timely election to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, state or local insurance laws (“COBRA”), then the Company will pay, directly to the COBRA carrier, as and when due, the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the termination date until the earliest of (A) the month in which the Severance Period ends, (B) the expiration of eligibility for the continuation coverage under COBRA, or (C) the date when Executive or his dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums for the remainder of the COBRA Payment Period, the Company will instead pay Executive on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period.  If Executive becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(iv)       if such Separation From Service occurs on or within twelve (12) months after a Change in Control (as defined in the Parent’s 2009 Stock Incentive Plan), one hundred percent (100%) of Executive’s then-outstanding equity awards will become vested (and exercisable, as applicable) effective as of the date of Executive’s Separation from Service.

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All of the Severance Benefits are subject to deductions for applicable tax withholdings.  No Severance Benefits will be paid prior to the day that is sixty (60) days following the date of Separation From Service. On the sixtieth (60th) day following the date of Separation From Service, the Company will pay in a lump sum the aggregate amount of the cash Severance Benefits that the Company would have paid Executive through such date had the payments commenced on the Separation From Service through such sixtieth (60th) day, with the balance paid thereafter on the applicable schedules described above.

All other benefits, if any, due Executive following a termination pursuant to this Section 8(d) will be determined in accordance with the plans, policies and practices of the Company Group; provided, that Executive will not be entitled to any payments or benefits under any severance plan, policy or program of the Company Group.  Payments under this Agreement are intended to fulfill any statutory obligation to provide notice or pay in lieu of notice.  Executive will not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(e)        Notice of Termination.  Any termination of the Executive’s employment by the Company or by Executive will be communicated by written Notice of Termination to the other Party in accordance with the Notice requirements set forth in Section 10(e) of this Agreement.  For purposes of this Agreement, “Notice of Termination” will mean a notice that will indicate the specific termination provision in this Agreement relied upon and will, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)        Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of each of the members of the Company Group.

(g)        Taxes.  Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Section 8 or otherwise from the Company Group or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company Group under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made.  “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under Section 8, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company Group or otherwise  that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.  The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 8(g) will be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”).  In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  Any reduction in payments required by this Section 8(g) will occur in the following order:  (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards.  Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

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9.         Restrictive Covenants.

(a)        Noncompetition.  In consideration of the payments by the Company to Executive pursuant to this Agreement, Executive hereby covenants and agrees that, during Executive’s employment with the Company and for the one-year period following the date of Executive’s termination for any reason (the “Restricted Period”), Executive will not, without the prior written consent of the Company, engage in “Competition” (as defined below) with the Company Group.  For purposes of this Agreement, if Executive takes any of the following actions he will be engaged in “Competition:” engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any entity or individual to provide any product or service that competes with a product or service of the Company Group with which the Executive worked, or about which he acquired any Confidential Information (as defined below) during his employment with the Company.  An action will not be considered Competition if it is outside the scope of the following: (i) the provision of any form of mobile satellite telecommunications, whether voice or data, as the term “telecommunications” is defined in the Communications Act of 1934, as amended, and (ii) any other material line of business which the Company Group enters into during the period of Executive’s employment or has undertaken preparation to enter into at the time of Executive’s termination.  Notwithstanding the foregoing, “Competition” will not include  the passive ownership of securities in any entity and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent (2%) of the voting power of all securities of such enterprise.

(b)       Non-Solicitation and No Hire.  In further consideration of the payments by the Company to Executive pursuant to this Agreement, Executive hereby covenants and agrees that, during the Restricted Period, Executive will not (i) induce or attempt to induce any employee or consultant of the Company Group to leave the employ or services of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or consultant thereof, (ii) except in the performance of Executive’s duties for the Company Group, hire any person who was an employee of the Company Group at any time during the six (6) month period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company Group.

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(c)        Confidential Information.  Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its “Confidential Information” (as defined below) and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such Confidential Information.  During the period of Executive’s employment and at all times thereafter, Executive will not, except with the written consent of the Company or in connection with carrying out Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for Executive’s own benefit any trade secrets, confidential or proprietary information of the Company Group, including without limitation its business plans, marketing plans, strategies, systems, programs, methods, trade secrets, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as “Confidential Information”); provided, that such Confidential Information will not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company, Executive or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement.  Notwithstanding the foregoing, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, that, if Executive is ordered by a court or other government agency to disclose any Confidential Information, Executive will (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(d)       Property of the Company.  All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company Group, whether written or stored on electronic media (including, without limitation, Executive’s personal computer or laptop), made or compiled by or on behalf of Executive in the course of Executive’s employment with the Company Group, or made available to Executive in the course of Executive’s employment with the Company Group, relating to the Company Group, or to any entity which may hereafter become an affiliate thereof, but excluding Executive’s personal effects, Rolodexes and similar items, will be the property of the Company, and will, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of Executive’s employment with the Company for any reason or at any other time upon request.

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(e)        Intellectual Property.  All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by Executive alone or with others, at any time during his employment with any member of the Company Group, and in any way relating to the business activities which are the same as or substantially similar to the business activities carried on by the Company Group or proposed to be extended or expanded by the Company Group, or the products or services of the Company Group, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form (“Developments”), will be the sole and exclusive property of the Company.  Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments.  Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company or one of the members of the Company Group, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire.  Executive will make and maintain adequate and current written records of all Developments and will disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

(f)        Non-Disparagement. Executive agrees not to disparage the Company Group, any member thereof, and any of their officers, attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.

(g)        Enforcement.  The parties agree that the market for the Company Group’s products and services is global, so that this Agreement applies to Executive’s activities wherever they occur.  If, however, after applying the provisions above, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced the parties agree that the fifty (50) miles radius from any location at which Executive provided services to the Company Group on either a regular or occasional basis during the two years immediately preceding termination of his employment, or if he is still employed, the two years prior to any activity of the Executive that violates this Agreement, will be the geographic limitation relevant to the contested restriction.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9(a), 9(b), 9(c), 9(d) or 9(e) herein (collectively, the “Covenants”) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, the Company will be entitled to immediately cease paying any amounts remaining due pursuant to Section 8 (other than the Accrued Amounts) if Executive has violated any provision of Section 9(a) or has materially breached any of his obligations under Sections 9(b), 9(c), 9(d) or 9(e) of this Agreement.  Executive understands that the provisions of Sections 9(a) and 9(b) may limit his ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in Sections 9(a) and 9(b).  In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert that, and it should not be considered that, any provisions of Sections 9(a) and 9(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 9(a) and 9(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.  In any such action, suit or proceeding to enforce the Covenants, the prevailing Party will be entitled to an award of its or his reasonable attorneys’ fees and costs incurred.

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10.       Miscellaneous.

(a)        Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement, and is signing the Agreement voluntarily and with full knowledge of its significance, (ii) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder, and (iv) Executive will not use any confidential information or trade secrets of any person or party other than the Company Group in connection with the performance of his duties hereunder.

(b)       Mitigation.  Executive will have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder will not be reduced or offset by any other compensation except as specifically provided herein.

(c)        Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge.  No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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(d)       Successors and Assigns.

(i)         This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii)        This Agreement will inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 10(d)(iii), will not be assignable by the Company without the prior written consent of the Executive (which will not be unreasonably withheld).

(iii)       The Agreement will be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided that, the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(e)        Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile or email to the respective facsimile numbers and email addresses, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt; provided, however, that (i) notices sent by personal delivery, email or overnight courier will be deemed given when delivered, (ii) notices sent by facsimile transmission will be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail will be deemed given two days after the date of deposit in the mail.

If to Executive, to such address (including Company email address) as will most currently appear on the records of the Company.

If to the Company, to its primary business location, that, as of the Effective Date of this Agreement, is:

Iridium Communications Inc.
1750 Tysons Boulevard, Suite 1400
McLean, VA 22102
Facsimile:
Attention:  CEO

12.

(f)        GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF VIRGINIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN FAIRFAX COUNTY, VIRGINIA OR THE EASTERN DISTRICT OF VIRGINIA.  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(g)        JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(h)       Set Off.  The Company’s obligation to pay Executive the amounts and to make the arrangements provided hereunder will be subject to set-off, counterclaim or recoupment of any amounts owed by Executive to the Company or any of its affiliates except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of tax under Section 409A of the Code, in which case such right will be null and void.

(i)         Compliance with Code Section 409A.  It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether Severance Payments, expense reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the Severance Benefits, upon Separation From Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” (including as a result of the terms of Offer Letter), then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation From Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to Executive, and any remaining payments due will be paid as otherwise provided in this Agreement or in the applicable agreement.  No interest will be due on any amounts so deferred.

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(j)        Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(k)       Advice of Counsel and Construction.  Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement.  Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(l)         Entire Agreement.  This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein.

(m)      Withholding Taxes.  The Company will be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(n)       Section Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and will not constitute a part, of this Agreement.

(o)        Cooperation.  During the period of Executive’s employment and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company Group.  Following termination of Employee’s employment for any reason, Employee will fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work and the orderly transfer of any such pending work to such other Employees as may be designated by the Company Group. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

(p)       Survival.  Sections 7, 8(d), 8(g), 9, and 10 will survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment with the Company Group.

14.

(q)       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IRIDIUM COMMUNICATIONS, INC.

By:	/s/ Matthew J. Desch
Name: Matthew J. Desch
Title: CEO

EXECUTIVE

/s/ Bryan Hartin
Bryan Hartin

[Signature Page to Employment Agreement]

15.

EXHIBIT A

GENERAL RELEASE

THIS AGREEMENT AND RELEASE, dated as of __________, 20__ (this “Agreement”), is entered into by and between Bryan Hartin (“Executive”) and Iridium Communications Inc. (the “Company”).

WHEREAS, Executive’s employment with the Company [will terminate/has terminated] effective as of __________, 201_;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:

1.         Executive will be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 8(d) of the employment agreement by and between Executive and the Company, dated as of December __, 2012 (the “Employment Agreement”); provided that, no such Severance Benefits will be paid or provided if Executive revokes this Agreement pursuant to Section 5 below.

2.         Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any affiliates of the Company (collectively, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and the Virginia Human Rights Act, the Virginians with Disabilities Act, all as amended; and all other federal, state and local statutes, ordinances and regulations.  By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company Group, or (iii) any rights to indemnification preserved by Section 7 of the Employment Agreement or under any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.

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3.         Excluded from this Release are any claims which cannot be waived by law and any claims for vested benefits under the terms of the Company’s employee benefit plans and programs.  Executive is waiving, however, his right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on his behalf.  Executive also acknowledges that (i) the consideration given to him in exchange for the waiver and release in this Release is in addition to anything of value to which he was already entitled, and (ii) that he has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which he is eligible, and has not suffered any on-the-job injury for which he has not already filed a claim.

4.         Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period.  Executive further acknowledges that he has been advised by this writing that:  (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) HE HAS READ THIS AGREEMENT CAREFULLY,  (C) HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND (D) HE FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5.         Executive will have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA).  If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

6.         Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person without limitation in time.  The Company hereby agrees that its executives, managers and officers, and the board of directors, executives, managers and officers of the members of the Company Group will not defame or disparage Executive in any medium to any person without limitation in time.  Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.

2.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IRIDIUM COMMUNICATIONS INC.

By:
Its:

EXECUTIVE

Bryan Hartin

3.